Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Angeion Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-102168, 333-102171 and 333-105387) on Form S-8 of Angeion Corporation of our reports dated November 26, 2003, except as to Note 16, which is as of January 26, 2004, relating to the consolidated balance sheets of Angeion Corporation and subsidiaries as of October 31, 2003 and 2002 (successor company), and the related consolidated statements of operations, cash flows, and shareholders’ equity for the year ended October 31, 2003 (successor company) and for the ten months ended October 31, 2002 (predecessor company), which reports are included in the October 31, 2003, Annual Report on Form 10-KSB of Angeion Corporation.

Our report refers to the Company’s adoption of the provisions of Statement of Position 90-7 for fresh-start reporting on October 31, 2002.

/s/ KPMG LLP

Minneapolis, Minnesota
January 29, 2004